Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-53507, 333-95577, 333-90606, 333-130020 and 333-144770) and on Form S-8 (No. 333-90035 333-36359, 333-109932 and 333-131967) of Silverstar Holdings, Ltd (formerly Leisureplanet Holdings, Ltd) of our report dated September 27, 2007 (which includes an explanatory paragraph making reference to Note 3 “Liquidity and Profitability”), relating to the consolidated financial statements for the years ended June 30, 2007, 2006 and 2005, which appears in this Form 10-K.

/s/ RACHLIN COHEN & HOLTZ LLP

Miami, Florida
September 28, 2007